Exhibit 7(c)

The following companies are reinsurers for Protective's Single Premium Plus (including Long-Term Care Rider) and/or Preserver Variable Life products:

Annuity and Life Reassurance, Ltd. (Bermuda)
Business Men's Assurance Company of America (Kansas City, Missouri)
Gerling Global Life Reinsurance Company (Toronto, Canada)
Reinsurance Company of Hannover (Orlando, Florida)
RGA Reinsurance Company (St. Louis, Missouri)
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)